Exhibit 99.1


                   [Letterhead of Tommy Hilfiger Corporation]


CONTACT:     Ruth Pachman/Wendi Kopsick
             Kekst and Company
             (212) 521-4891/4867

             Kathleen Gannon
             Tommy Hilfiger U.S.A., Inc.
             (212) 840-8888

                                                FOR IMMEDIATE RELEASE

        TOMMY HILFIGER TO ACQUIRE WOMEN'S, JEANS AND CANADA LICENSEES

  --Transaction is Designed to Enhance Shareholder Value By Adding Powerful Growth Platforms Already Established in Jeanswear, Womenswear and Canada--

HONG KONG, February 1, 1998 - Tommy Hilfiger Corporation (NYSE: TOM) today announced that, acting upon the recommendation of a Special Independent Committee of its Board of Directors, it has entered into a definitive agreement to acquire Pepe Jeans USA, Inc. and Tommy Hilfiger Canada Inc. Pepe Jeans develops, sources and markets Tommy Hilfiger Womenswear and Tommy Jeans in the United States under license from the Company. Tommy Hilfiger Canada distributes a wide range of the Company's products throughout Canada under license.

The value of the transaction is approximately $1.15 billion, consisting of approximately $756 million in cash and approximately 9 million Tommy Hilfiger Corporation ordinary shares. The transaction is expected to be meaningfully accretive to earnings per share in the first year before giving effect to one-time charges and will be accounted for as a purchase. The cash portion of the purchase price will be funded from a combination of debt financing and cash on hand.

Silas Chou, Chairman of the Company, said, "The integration of these fast-growing businesses will add powerful platforms for the acceleration of the Company's revenue and earnings per share growth rates and enhance the Company's already strong

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competitive position in an ever-changing global brand environment. Over the last five years, our strategy was to develop our core men's U.S. wholesale and retail businesses and, through select licensing arrangements, to position Tommy
Hilfiger as a global lifestyle brand. During the same period, Pepe Jeans and Tommy Hilfiger Canada have taken the women's, jeans and Canadian businesses through what we believe was their risky and costly start-up phases and have positioned them for significant revenue and profit growth. These timely and complementary additions to our more established men's business are designed to deliver enhanced shareholder value by providing great growth momentum to carry us into the next millennium."

The women's, jeans and Canadian businesses are expected to have combined net sales of approximately $430 million in the fiscal year ending March 31, 1998, compared to approximately $229 million in fiscal 1997, an increase of 88%. Tommy Hilfiger Womenswear's net sales are expected to be approximately $165 million in fiscal 1998, compared to $72.3 million in fiscal 1997. The Tommy Jeans men's line is expected to have approximately $200 million in net sales in fiscal 1998, compared to $122.3 million in fiscal 1997. The Tommy Jeans young women's line is scheduled to be introduced for Fall 1998. Tommy Hilfiger Canada's net sales are expected to increase to approximately C$95 million in fiscal 1998 from C$50.3 million in fiscal 1997.

Joel Horowitz, Chief Executive Officer, commented, "By combining these businesses, our shareholders should benefit from both accelerated top-line revenue growth as well as bottom-line income. They provide a unique opportunity for building greater shareholder value through further successful product expansion, as well as a natural first step for us towards direct ownership and control of established international distribution channels. By utilizing its existing infrastructure and expertise to quickly ramp-up the Tommy women's and jeanswear businesses, Pepe Jeans was able to establish significant footholds in these segments while our competitors were also seeking to garner market share. At the same time, Tommy Hilfiger Canada, our most successful geographic licensee, constructed an expansive distribution network with


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leading department and specialty stores throughout Canada. We will now be well positioned to capitalize on this strong foundation." Following the acquisition, the divisional president of each acquired business will report directly to Joel Horowitz.

As a result of the acquisition, affiliates of the Company's founding partners and senior-most executives, Silas Chou, Lawrence Stroll, Tommy Hilfiger and Joel Horowitz, will own approximately 19%, on a fully diluted basis, of the Company's shares through their ownership of Pepe Jeans. These shares are subject to a two-year lock-up agreement.

A Special Committee of Independent Directors, advised by independent legal and financial advisors, reviewed and assisted in the negotiations of the transaction and unanimously approved the acquisition. The transaction was also approved by the Company's full Board of Directors.

"In light of the ownership interests of several of the Company's directors in Pepe Jeans and Tommy Hilfiger Canada, the Company's Board established a Special Committee to evaluate the fairness of the transaction to existing shareholders," said Simon Murray, Chairman of the Special Committee. "We recommend the proposed acquisitions because the businesses have an attractive history of growth, and the transaction is expected to be meaningfully accretive to the Company during the first fiscal year."

The Company was advised by Morgan Stanley & Co. Incorporated and Wachtell, Lipton, Rosen & Katz, while the Special Committee of Independent Directors was advised by Wasserstein Perella & Co., Inc. and Chadbourne & Parke LLP. In addition, Pepe Jeans was advised by Allen & Company Incorporated and Simpson Thacher & Bartlett. Morgan Stanley and Wasserstein Perella have provided fairness opinions to the full Board of Directors and the Special Committee, respectively.

The Company will prepare and mail to its shareholders a proxy statement including more detailed information on the transaction, and will seek approval of the transaction


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at a special shareholder meeting. In addition to shareholder approval, the transaction is subject to customary financing and regulatory conditions, and is expected to be completed by late May 1998.

Tommy Hilfiger Corporation, through its subsidiaries, designs, sources and markets men's sportswear and childrenswear under the Tommy Hilfiger trademark. Through a range of strategic licensing agreements, the Company is expanding its product lines to offer a broader array of apparel, accessories, footwear and fragrance for men, women and children, as well as a home furnishings collection. The Company's products can be found in leading department and specialty stores throughout the United States, Canada, Europe, Mexico, Japan, Central and South America and, commencing Spring 1998, the Far East.

In addition to the historical information contained herein, there are matters discussed which are hereby identified as "forward-looking statements" for purposes of the Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices.


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